AMENDED AND RESTATED

CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is made effective this 7th day of April, 2016 (the “Effective Date”) and entered into by and between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788 (“NLCS”) and PREDEX a registered investment company organized as a Delaware statutory trust, located at 17605 Wright Street, Suite 2, Omaha, NE 68130 (the "Trust"), on behalf of each portfolio series listed on the attached Appendix A, as may be amended from time to time (each a “Fund” and collectively “Funds”; and together with NLCS and the Trust, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties are parties to that certain Consulting Agreement dated March 21, 2013 (the “Original Agreement”);

WHEREAS, pursuant to Article XI of the Original Agreement the Parties wish to amend and restate the Original Agreement to provide for the appointment of an Anti-Money Laundering (“AML”) Officer to serve the Funds and to modify the annual fee charged by NLCS for its services;

NOW, THEREFORE, in consideration of the mutual covenants and promises described below, the Original Agreement hereby is amended and restated to read as follows:

I. SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and assist the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, to the extent provided in Appendix D, as may be amended from time to time, NLCS shall provide an AML Officer to serve the Funds.

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Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below.

a.	Evaluation of Internal Control Structure

1.	Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review any written policies and procedures provided pursuant to Item b below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b.	Policies and Procedures

Conduct a detailed review and assessment of the Trust's policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

  Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

a)	Monitoring for circumstances that may necessitate the use of fair value prices;
b)	Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;
c)	Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and
d)	Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

  Processing of Fund shares, with a focus on the following items:
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a)	Segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and
b)	Methodology used by the Funds to protect themselves and their shareholders against late trading.

  Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

  Protection of nonpublic information, including:

a)	Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;
b)	Disclosure to third parties of material information about the Funds’ portfolios, trading strategies, or pending transactions; and
c)	Purchase or sale of Fund shares by the Trust or its Service Providers’ personnel based on material, nonpublic information about the Funds’ portfolios.

  Compliance with fund governance requirements, including the procedures to guard against:

a)	Improperly constituted Board of Trustees (the “Board”);
b)	Failure of the Board to properly consider matters entrusted to it; and
c)	Failure of the Board to request and consider information required by the 1940 Act from the Trust and its Service Providers.

  The excessive short-term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

a)	Consistency of policies and procedures with the Funds’ disclosed policies regarding market timing;
b)	Monitoring of shareholder trades or flows of money in and out of the Funds in order to detect market timing activity;
c)	Enforcement of the Funds’ policies regarding market timing;
d)	Prevention of short-term trading waivers that would harm the Funds or their shareholders or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and
e)	Reporting to the Fund's Board regarding all waivers granted, so that the Board can determine whether the waivers were proper.
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  Document retention and business continuity.

In addition, NLCS shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to the Trust:

a)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Trust, and applicable regulatory restrictions;
b)	Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;
c)	Proprietary trading of the Trust and personal trading activities of supervised persons;
d)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
e)	Safeguarding of client assets from conversion or inappropriate use by advisory personnel;
f)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
g)	Marketing of advisory services, including the use of solicitors;
h)	Processes to value client holdings and assess fees based on those valuations;
i)	Safeguards for the privacy protection of client records and information; and
j)	Business continuity plans.

It is understood that the Chief Compliance Officer of each Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under The Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Underwriter Review

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The review of the policies and procedures of each Fund’s underwriter shall cover, among other things, to the extent applicable to the Trust:

a)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
b)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
c)	Proprietary trading of the Trust and personal trading activities of supervised persons;
d)	The Fund’s selling agreement process;
e)	AML policies and procedures;
f)	Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and
g)	Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Trust:

a)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
b)	Maintenance of Fund records including board materials and correspondence with regulators;
c)	Proprietary trading of the Trust and personal trading activities of supervised persons;
d)	Processes to ensure timely filing of Fund reports;
e)	Auditors comments noted in SSAE 16 reports;
f)	AML policies and procedures; and
g)	Business continuity plans.

As part of its review, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures. Although NLCS performs a review of each Service Provider’s policies, procedures and standard business practices, NLCS is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

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Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, NLCS will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

a.	Consistency with regulatory expectations of risk based policies and procedures;

b.	Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and

c.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a-1 under the 1940 Act. These procedures will be compiled in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”). This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual and will include summaries of the compliance policies and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Trust’s Compliance Program Manual is complete, the Trust’s Chief Compliance Officer will present it to the Board for approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each

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“Material Compliance Matter” as defined in Rule 38a-1 of the 1940 Act.

II. STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of William Kimme, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund. In addition, NLCS will provide support staff to Mr. Kimme to assist him in all aspects of his duties under this Agreement. Mr. Kimme will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A brief biography for Mr. Kimme is included in Appendix C to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1)	On-site visit to each Fund’s administrator, fund accountant and transfer agent.
2)	On-site visit to each Fund’s principal underwriter.
3)	On-site visit to each Fund’s investment adviser.
4)	Visits to each of the foregoing Service Providers will include consultation with the Chief Compliance Officer of the respective Service Provider.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Appendix B. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”).

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Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

IV. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS's work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust.

V. PROPRIETARY INFORMATION

NLCS recognizes that the Trust may be subject to the provisions of the U.S. Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA"). In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust's business activities and its clients. NLCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, a Fund or its Service Providers unless required by law or in response to regulatory inquiries.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.	Indemnification of NLCS. The Trust shall on behalf of each Fund, indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Trust’s refusal or failure to comply with the terms of this Agreement, (ii) the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with
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this Agreement, or (iii) all reasonable actions taken by NLCS hereunder in good faith without . NLCS shall not be liable for, and shall be entitled to rely

b.	Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.

c.	Reliance. Except to the extent that NLCS may be liable pursuant to this Section VI, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

                                                ii.      any written instruction or certified copy of any resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;

                                              iii.      any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or

                                              iv.      reasonable actions taken by NLCS based on information provided by other Service Providers to the Trust.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion
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of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

e.	of Shareholder and Board Liability. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of such Fund. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Delaware.

f.	In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at the then current standard billing rates for NLCS's professional time and expenses, including reasonable attorneys’ fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductible shall be covered by the Trust.

VII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this Agreement:

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a.	The investment adviser for each Fund will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

b.	The Trust’s Chief Compliance Officer shall be covered under the Trust’s Directors and Officers Errors and Omissions Insurance as an officer of the Trust.

c.	NLCS will maintain an Errors and Omissions Insurance policy.

VIII. WARRANTY

NLCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX. EFFECTIVE DATE, TERM AND TERMINATION

a.	Effective Date and Term. This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (a “Renewal Term”) subject to approval of the Board of the Trust, including approval by a majority of the Independent Trustees.

b.	Termination. This Agreement may be terminated (i) at the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days’ written notice prior to the commencement of a Renewal Term, (ii) in accordance with Section X as a result of the removal of the Chief Compliance Officer, or (iii) upon written notice of a material breach, provided that a party shall have 30 days to remedy a material breach. In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

c.	Fees Resulting from Termination. Except in the event of a termination (i) by the Trust due to an uncured material breach by NLCS or (ii) pursuant to Section X(b) or X(d), the Trust shall pay NLCS all compensation and fees owing through the Initial Term, or any Renewal Term, as applicable, on the date of termination or the date that the provision of services cease, whichever is later. For a termination (i) by the Trust due to an uncured material breach by NLCS or (ii) pursuant to Section X(b) or X(d), the Trust shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services ceases, whichever is later.

d.	Reimbursement of NLCS’s Expenses. In addition to the fees owing in accordance
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with subsection (c), if this Agreement is terminated for any reason with respect to a Fund or Funds, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash disbursements for services in connection with NLCS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.

X. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

a.	Termination. If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section IX) or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

b.	Prevention of Termination. If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS. If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer. If, the Board chooses to engage its own Chief Compliance Officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

c.	Change in Compensation. If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to NLCS by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement. Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

d.	Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement. If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement would end, and the Trust would pay NLCS
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only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility. NLCS will make every effort to assist the Board in a smooth transition during this period.

XI. MISCELLANEOUS

a.	Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b.	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

c.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d.	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f.	Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

h.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

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To the Trust:	To NLCS:
J. Grayson Sanders	Michael J. Wagner
President	President
PREDEX	Northern Lights Compliance Services, LLC
17605 Wright Street, Suite 2	80 Arkay Drive, Suite 110
Omaha, NE 68130	Hauppauge, NY 11788
(402) 493-4603	(631) 470-2604
gsanders@predexcapital.com	Michael.Wagner@NLCompliance.com

With a copy to:

JoAnn Strasser, Esq.
Thompson Hine LLP
41 S. High Street, Suite 1700
Columbus, OH 43215
joann.strasser@thompsonhine.com
614-469-3200

i.	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

j.	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PREDEX /s/__________________________ By: J. Grayson Sanders President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC /s/__________________________ By: Michael J. Wagner President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Consulting Agreement.

Name of Adviser: PREDEX Capital Management, LLC

Address of Adviser: 18500 Von Karman Ave, #300

Irvine, CA 92612

By: _/s/______________

Name: J. Grayson Sander

Title: Managing Principal

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APPENDIX A

List of Funds

As of April 7, 2016

PREDEX

A-1

APPENDIX B –FEES

1) Development of Procedures. A one-time fee of $5,000.00 will be billed to each Fund’s adviser/sponsor in advance of commencement of Fund operations, for services rendered in connection with initial due-diligence reviews of the adviser policies and procedures, adviser site visits and preparation of the Compliance Program Manual for the Trust.

For non-adviser service providers to the Fund (e.g., custodians, distributors, etc.), an additional one-time fee of $1,500 may be billed for due-diligence site visits (to the extent deemed necessary by the CCO) to any such service provider.

The Fund’s adviser/sponsor must pay for the above described services and may be reimbursed by the Fund for any of the foregoing costs after the Fund commences operations.

plus

2) Base Fee – Trust Chief Compliance Officer Services.

Each Fund will pay an annual fee of $35,000 for the Chief Compliance Officer services provided under this Agreement (the “Annual Fee”).

The Annual Fee will be billed to each Fund set forth on Appendix A on a calendar quarterly basis, in advance. The invoices shall be due and payable by the Funds within thirty (30) days following receipt of an invoice from NLCS. Each invoice provided by NLCS shall include the amount due and a brief description of the services rendered.

On the annual anniversary date of each Fund being added to this Agreement, such Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

Pricing Discounts and Adjustments

An additional fee of $7,500.00 per year will be charged if the Fund involves complex securities or other higher risk compliance issues, contingent upon independent Trustee approval.

NLCS shall offer pricing discounts for multiple Funds advised by the same investment adviser (a “Fund Family”). The Annual Fee shall be charged on the largest fund in a Fund Family. A 50% discount will be given to any additional Funds in the Fund Family. Total fees for a Fund Family shall be calculated using the above method and then

B-1

allocated to each Fund based on the relative net assets of each Fund compared to total Fund Family assets. Funds having more than one adviser or Funds with one or more sub-advisers are not eligible to participate in Fund Family pricing discounts. A single fund (not part of a Fund Family) with multiple advisers/sub-advisers shall be charged an additional annual fee of $3,000 per additional adviser/sub-adviser.

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3) Out of Pocket Expenses.

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, visits to Trust Service Providers, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally. An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust within thirty (30) days of receipt of an invoice from NLCS. Fund specific Out of Pocket Expenses, such as those incurred for visits to investment advisers for specific Funds, will be allocated by the Trust to the respective Fund.

B-2

APPENDIX C

William Brian Kimme, JD, MBA, CHP Level 1

17605 Wright Street, Omaha, NE 68130

(402) 896-7569

william.kimme@nlcompliance.com

Performance-focused professional with a distinguished regulatory and compliance background. Consistently contribute to bottom line efficiency, performance, and process improvements. Expert legal, due diligence, problem-solving, and client-needs assessment aptitude. Additional strengths include:

✓ Regulatory, Compliance ✓ Due Diligence

✓ Alternative Investments ✓ Capital Markets

✓ Corporate, Financial & Risk Analysis ✓ Rules and Regulations

Education & Professional Development

Master of Business Administration, Thunderbird School of Global Management, Glendale, AZ

Juris Doctor, and Bachelor of Arts Creighton University, Omaha, NE

Professional Experience

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, Omaha, NE 9/2011 to Present

Senior Compliance Officer

On-boarded to provide expertise for alternative funds. Serves as Chief Compliance Officer to mutual fund series trusts, and closed end interval funds. Oversee all trust compliance activities. Review and evaluation of service provider compliance programs, including risk assessments. Serve as the liaison for regulatory contact for clients.  Review content and timeliness of annual Form ADV for clients.

•	Review of client annual SEC 206(4)-7 annual compliance testing. Conduct trust annual testing, prepare annual report, and presentation of annual report to boards.
•	Worked with managed futures fund adviser to reduce margin requirements at its FCM from a high of 90% to exchange margin requirements of approximately 50%, reducing the risk to the fund.
•	Advised investment advisers, ’40 Act Funds, and Series Trust Boards on compliance programs and policies and procedures to ensure compliance with SEC rules and regulations.

Additional Employment Experience

Mick & Associates, P.C., LLO, Omaha, NE 8/2009 to 9/2011

Regulatory, and Compliance Professional

Rendered reviews on Reg. D and registered non-traded offerings comprised of managed futures, commodity pool, venture capital, and hedge fund offerings, as well as business development corporations, and private equity. Provided due diligence review of investment advisers.

FINRA, Chicago, IL and New York, NY 1991 to 2009

Assistant Director of Business Strategies, New York, NY (2000 to 2009)

Staff Attorney/Senior Attorney, Chicago, IL (1991 to 2000)

Lead acquisition efforts. Delivered expert capital market counseling. Drafted domestic and international capital markets rules, regulations, and procedures. Trained of staff, arbitrators, regulators, and trade groups. Managed regional staff. Provided litigation management. Secured consulting assignment through World Bank for Romanian Capital Markets, the first consulting agreement with an European union country for FINRA. Non-officer member of original Task Force examining the role of the investment advisor oversight.

KIMME & LAMKE, Washington, MO 1989 to 1991

Attorney focusing on: Corporate mergers, acquisitions, formations, and divestitures; tax; contracts; real estate; international; banking; title insurance; and healthcare matters.

Affiliations

Society of Corporate Compliance and Ethics ▪ Association of Corporate Counsel ▪ Former Chair of the Association of Corporate Counsel’s DELVACCA Chapter’s Corporate and Securities Law Committee, and member of the Audit Committee ▪ SIFMA Compliance and Legal Society ▪ Missouri Bar

Volunteer Experience

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•	Creighton University Alumni Association

•  Youth Athletics

•  Habitat for Humanity projects

•  Sandbag Volunteer for City of Omaha

  Various volunteer activities through private organizations
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APPENDIX D

Anti-Money Laundering Officer Services

1) Appointment of Anti-Money Laundering Officer. NLCS will provide the services of Chad Bitterman, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for each Fund. Mr. Bitterman will have overall responsibility for administering and overseeing compliance with each Fund’s anti-money laundering (“AML”) program. A brief biography for Mr. Bitterman is included in Appendix E.

2) AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Fund in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Fund’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Fund’s AML program to accommodate changes in regulatory requirements and the Fund’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of the Fund’s personnel and relevant Service Providers;

e)	Arrange for independent testing of the Fund’s AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist the Fund’s personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of this Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this

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Appendix D (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Fund, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Fund.

3) Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:

i. It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his duties and obligations under this Agreement;

ii. It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

iii. It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the 1940 Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Fund or a Service Provider;

iv. It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v. It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

b)	Representations and Warranties of the Fund. The Fund represents and warrants that:

i. The AMLO shall be covered by the Fund’s Directors and Officers/Errors and Omissions Policy; and

ii. The AMLO is a named officer in the Fund’s corporate resolutions and, though not specifically named in the Fund’s organizational documents, subject to its provisions regarding indemnification of its officers.

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4) Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Appendix D.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’ arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS. If the Board approves the candidate as the new AMLO, the contract would continue as amended to so reflect.

5) Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

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APPENDIX E

Chad M. Bitterman

Northern Lights Compliance Services, LLC

17605 Wright Street, Omaha, NE 68130 * (402)-896-7350 Chad.Bitterman@NLCompliance.com

Professional Experience

Northern Lights Compliance Services, LLC (“NLCS”) Omaha, NE

Compliance Officer 2010 to Present

Assistant to the CCO for one of the largest series trust. Selected as the Anti-Money Laundering (“AML”) Officer for a closed-end interval fund. Assist fund companies in fulfilling Rule 38a-1 requirements. Complete compliance site visits for existing and new fund service providers. Review and assist preparing written compliance documents including risk assessments for multiple fund families. Oversee testing with varying frequencies for multiple fund families to ensure each follows prospectus, statement of additional information (“SAI”), and/or governing regulatory requirements. Assist in preparing annual and quarterly compliance reports to various Fund Boards. Create/update various compliance oversight reports. Assist in preparing written procedures for NLCS testing and operations. Attend various conferences, conference calls, and webinars to keep up to date on current litigations, hot topics, and regulations by regulatory agencies.

TD AMERITRADE Omaha, NE

Team Manager, Retail Trading and Services 2 Years

Responsible in mentoring a team to support the flagship retail products of the company whose clients relied heavily on personal contact for transacting business as opposed to electronic means. Partnered with the compliance department on time sensitive issues such as phishing and identity theft to make clients aware of risks and helping them keep their information secure. Directed a staff of 18 brokers and an assistant manager. Prepared monthly reports for the CEO. Updated written supervisory procedures for the firm to reflect changes in the company, team, and the industry.

Team Manager, Institutional Trading and Services 2 Years

Responsible for the development of a highly skilled team of brokers to service the intermediary institutional adviser and adviser-client base. Partnered with Institutional Sales to grow independent adviser assets under management from $1.5 billion to $9 billion. Managed and serviced the relationships with company’s largest independent advisers, third party administrators, and transfer agents. Directed a staff of 20 plus brokers and an assistant manager. Managed the training when institutional services moved to another call center location due to an acquisition. Coordinated training and processes for services that were moved from another call center location to Omaha. Created processes to automate the time intensive task of allocating out bunched/ block transactions.

Senior Margin Analyst 2 Years

Responsible for monitoring client accounts for compliance to house and federal regulations for margin/ option accounts. Guided clients in reducing risk by reducing current positions and/or delivering cash and securities into the account. Explained current regulations and rules to clients to develop their understanding of the risks associated with different trading strategies.

Block Trading Broker/Client Services 4 Years

Assisted clients in tapping liquidity on execution of larger orders, usually 10,000 or more shares and $200,000.00 in value, which often influenced the market for a particular stock.

Education

Bachelor of Business Administration, Marketing- 1995

University of Nebraska at Omaha

Licenses

FINRA Series 7, 24, 63, 65

Professional Memberships

National Society of Compliance Professionals (“NSCP”) www.NSCP.org

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